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                                                                      EXHIBIT 12

                   THE COASTAL CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                                       Three Months Ended
                                                         Year Ended December 31,                            March 31,
                                               ---------------------------------------------------    ---------------------
                                                 1993       1994       1995       1996       1997       1997         1998
                                               --------   --------   -------    -------    -------    -------      --------
                                                                (Dollars in Millions)
EARNINGS:
    Pretax earnings from continuing
     operations...........................      $202.4      $324.9    $297.2   $  645.1     $509.1     $142.8       $181.2
    Fixed charges, excluding capitalized
     interest--see below..................       481.8       433.9     441.9      399.2      348.4       87.1         85.2
                                                ------      ------    ------   --------     ------     ------       ------
    Earnings..............................      $684.2      $758.8    $739.1   $1,044.3     $857.5     $229.9       $266.4
                                                ======      ======    ======   ========     ======     ======       ======
FIXED CHARGES:
    Interest expense......................      $442.5      $407.8    $415.4   $  368.3     $307.5     $ 79.2       $ 75.3
    Interest factor, included in rentals..        32.7        24.0      26.5       30.9       31.7        7.9          7.6
    Dividends on preferred stock of
     subsidiaries.........................         6.6         2.1        --         --        9.2         --          2.3
                                                ------      ------    ------   --------     ------     ------       ------
    Fixed charges, excluding capitalized
     interest..............................      481.8       433.9     441.9      399.2      348.4       87.1         85.2
    Capitalized interest..................         8.4         8.3       5.9        8.0       15.5        2.4          5.5
                                                ------      ------    ------   --------     ------     ------       ------
    Fixed charges..........................     $490.2      $442.2    $447.8   $  407.2     $363.9     $ 89.5       $ 90.7
                                                ======      ======    ======   ========     ======     ======       ======
Ratio of Earnings to Fixed Charges.........       1.40x       1.72x     1.65x      2.56x      2.36x      2.57x        2.94x
                                                ======      ======    ======   ========     ======     ======       ======
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